Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Form S-3 (333-52897, 333-124166 and 333-126199), Form S-4 (333-53510 and 333-50842) and Form S-8 (33-45820, 333-01259, 333-01255, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of SYSCO Corporation and in the related Prospectus of our reports dated September 12, 2006 with respect to the consolidated financial statements and schedule of SYSCO Corporation, SYSCO Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of SYSCO Corporation, included in this Annual Report (Form 10-K) for the year ended July 1, 2006.
ERNST & YOUNG LLP
Houston, Texas
September 14, 2006